EXHIBIT 10.42

February 22, 2015

Stan Chia

Dear Stan,

It is my pleasure to extend to you our offer of employment with GrubHub Holdings Inc. d/b/a GrubHub (the “Company”). The purpose of this letter is to set forth the material terms of your employment.

Position: Your title will be SVP of Ops and you will report to Matt Maloney, CEO.

Start Date: Your start date is March 30, 2015 (“Start Date”). You will report to the GrubHub Holdings Inc. office located at 111 W Washington St, Suite 2100, Chicago, IL 60602. Your employment will continue until terminated by either you or the Company.

Duties: Your duties will be set forth in the job description provided by the Company prior to the Start Date. Your duties will be determined and may be modified from time to time by the Company. You will devote your full business time, attention and energies to the performance of your duties.

Compensation: Your salary will be $275,000, payable in accordance with the Company’s standard payroll practices for salaried employees and subject to all required and authorized withholdings. Semi-monthly payments will be made on the 15th and 31st of the month. Your position is exempt, which means that you are not eligible to receive overtime pay. You will be eligible for an annual salary review. Any increase awarded will be made in the Company’s discretion and will be prorated based on your date of hire.

Equity Incentive Plan Option Grant: You will be recommended to the Company’s Board of Directors (the “Board”) to receive an option grant (the “Option Grant”) and RSU grant (the “RSU Grant”) for GrubHub Inc. stock. The value of your grant recommended to the Board will be $1 million, 50% of which will be RSU’s and the other 50% of which will be options (collectively, the “Hire Grant”). The Hire Grant will be recommended to the Board to vest as follows: (i) for the RSU Grant, you will vest in 50% of the grant one year from the first day of the month following your Start Date (the “First RSU Vest Date”), and you will vest in the other 50% of the RSU grant in equal amounts monthly thereafter for the 12 months following the First RSU Vest Date; (ii) for the Option Grant, your first vest date will be one month following the one year anniversary of the First RSU Vest Date, and you will vest in the Option Grant in equal monthly amounts for a period of 24 months. The Hire Grant is under and subject to the terms of the option plan in effect at the time of the applicable Board review. You will receive equity paperwork within your first few months of employment.

Management Incentive Bonus (MIB) Target Plan: Provided you continue to be employed by the Company at the time bonuses are paid, you will be eligible to participate in the Company’s Management Incentive Bonus Plan, and your target will be 50% of your annual base salary (pro-rated for 2015 based on your Start Date). Your Management Incentive Bonuses is based 80% on the financial performance of the Company and 20% on your attainment of individual objectives, all as determined in the Company’s discretion. Notwithstanding the foregoing, in 2015 and 2016, you will receive a minimum of $50,000 for your bonus.

Benefit Advance: Provided that you provide the Company with receipts or other supporting documentation evidencing such expenses, the Company will pay you up to $100,000 for reasonable costs to relocate from Seattle to Chicago (the “Relocation Benefit Advance”). The Relocation Benefit Advance is not deemed earned until your one year Start Date anniversary. In the event within one (1) year after the Start Date you resign or are terminated for any reason other than downsizing or layoff, you must reimburse the Relocation Benefit Advance to the Company promptly upon such termination.

Policies: You agree to comply with all employee policies that the Company may put into effect from time to time and that are applicable to you and your role, including but not limited to the Company’s Employee Handbook; (ii) the Code of Business Conduct and Ethics; and (iii) the Statement of Company Policy on Insider Trading and Disclosure.

Form I-9 Compliance: In order for the Company to comply with the Immigration Reform and Control Act, you must provide documentation confirming your identity and eligibility to work in the United States within three (3) business days of your first day of work with the Company. A copy of the Form I-9’s List of Acceptable Documents is enclosed with this letter. In addition, on or before your first day of work with the Company, you must complete Section 1 of the Form I-9.

Offer Contingency: This offer is contingent upon the results of your pre-employment background check, as well as your ability to provide timely and satisfactory documentary proof of your identity and eligibility to work in the United States, as described above.

Benefits: You will be eligible for all employment benefits, including paid time off, generally provided by the Company to its employees, subject to the terms and conditions of any relevant benefits plan documents, as well as the Company’s then-current policy regarding benefits provision, which may be changed by the Company from time to time. You will be eligible for benefits on the first of the month after your start date.

Protective Agreement: As a condition of your employment, you must enter into the Company’s Protective Agreement prior to the commencement of your employment. A copy of the Protective Agreement is enclosed. Prior to the commencement of your employment, you also must provide the Company with copies of any noncompetition, nonsolicitation, noninterference, confidentiality, nondisclosure, or work-for-hire agreements, or similar agreements, to which you are subject or may be bound.

At Will Status: Your employment with the Company is at-will. This means that either you or the Company can terminate your employment relationship at any time for any reason with or without cause and with or without notice, and neither this letter nor any other document will alter that at-will arrangement. Your at-will employment status can only be changed by a written document signed by the Company’s CEO which document expressly states that it is changing your at-will status.

Sincerely,

Matt Maloney

CEO

111 W Washington, Suite 2100

Chicago, IL 60602

Please sign and date below acknowledging you have read and agreed to the terms of this offer letter.

Signature:	/s/ Stan Chia	Date:	2/27/2015

Print Name:	Stan Chia

GRUBHUB HOLDINGS INC.

PROTECTIVE AGREEMENT

THIS PROTECTIVE AGREEMENT is made and entered into at 111 W Washington Street, Suite 2100, Chicago, IL 60602, as of the     24     day of       February       , 2015, by      and between     Stan Chia            and GrubHub Holdings Inc. and each of its subsidiaries, affiliates, successors or assigns (collectively, GrubHub Holdings Inc. and each of its subsidiaries, affiliates, successors and assigns shall be referred to herein as the “Company”).

1.I acknowledge and agree that solely by virtue of my employment, or continued employment, with the Company, and in consideration thereof, I will acquire and develop, or have acquired or developed, “Confidential Information,” as well as special knowledge of the Company’s relationships with its customers, prospective customers and suppliers, and that, but for my association with the Company, I will not have had access to the Confidential Information or knowledge of the relationships. In addition, as a condition precedent to the Company employing me, or continuing to employ me, and as consideration for my employment or continued employment, I represent and warrant as follows:

A.I have voluntarily signed this Agreement after determining that the provisions contained in this Agreement are of a material benefit to me, and that the duties and obligations imposed on me are fair and reasonable and will not prevent me from earning a comparable livelihood following the termination of my employment with the Company. I have had the opportunity to consult with an attorney prior to signing this Agreement.

B.I have read and fully understand the terms of this Agreement and have considered its benefits and consequences. I also have informed the Company of, and provided the Company with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which I am subject or may be bound.

C.I agree that during the time of my employment with the Company and for a period of one (1) year after the termination of my employment, whether voluntary or involuntary, I will not, directly or indirectly, except on behalf of the Company:

(1)solicit or call on a “Covered Entity” for the purpose of entering into a “Restricted Transaction,” or provide products or services to a Covered Entity in relation to a Restricted Transaction;

(2)induce or encourage any Covered Entity to not do or cease doing business with the Company, or to reduce or restrict in any way the amount or nature of such business done with the Company;

(3)solicit, induce or encourage any “Covered Employee” of the Company to leave the Company or to cease his or her relationship with Company;

(4)hire or attempt to hire any Covered Employee of the Company; or

(5)become associated with, in a non-clerical capacity, a “Competing Business” within the “Restricted Area,” which Restricted Area I will not circumvent through remote means.

D.For purposes of this Paragraph 1: (i) “Covered Entity” is defined as person or entity with whom the Company did business within the eighteen (18) month period preceding the termination of my employment with the Company, and with whom I had contact for such purpose or about whom I had access to Confidential Information; (ii) “Restricted Transaction” is defined as a business transaction (or component thereof) involving products or services that are the same or substantially similar to, and in competition with, the products or services sold or made available by the Company; (iii) “Covered Employee” is defined as a person who (A) is employed by the Company at the time of the termination of my employment with the Company, or (B) was employed by the Company within the twelve (12) month period preceding the termination of my employment with the Company; (iv) “Competing Business” means a person or entity engaged or planning to engage in business transactions (or components thereof) involving products or services that are the same or substantially similar to, and in competition with, the products or services sold or made available by the Company; and (v) “Restricted Area” means the geographic area(s) for which I, during the last two (2) years of my employment with Company, had direct or oversight responsibilities or, in the event that I had direct or oversight responsibility during such period on a Company-wide basis, the “Restricted Area” means all geographic areas in which the Company was doing business or had documented plans to do business at the time of my termination.

E.I acknowledge and agree that the scope of these protections is necessary and reasonable in order to protect the Company in the conduct of its business and that, prior to my becoming employed or engaged by any other person or entity after the termination of my employment with the Company, I will disclose the existence of this Paragraph 1 to such employer or principal and I consent to the Company’s disclosure of the existence of this Paragraph 1 to such employer or principal. I further acknowledge and agree that, if I breach any of the requirements of subparagraph C, the one (1) year restricted period set forth therein shall be tolled during the time of such breach.

F.I agree that both during my employment and thereafter I will not use for myself, and I will not use for or disclose to any person not employed by the Company, any “Confidential Information” of the Company acquired by me during my relationship with the Company, except where such disclosure is consented to, or approved by, the Company. I agree that “Confidential Information” includes but is not limited to: (1) any financial, engineering, business, planning, research, operations, services, products, technical information and/or know- how, organization charts, prototypes, formulas, production, marketing, pricing, sales, profit, personnel, customer, prospective customer, supplier, or other lists or information of the Company; (2) any papers, data, records, processes, techniques, systems, models, samples, devices, equipment, customer lists, or documents of the Company; (3) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral or electronic, whether existing now or at some time in the future, which pertains to the Company’s affairs or interests or with whom the Company does business. The Company acknowledges and agrees that Confidential Information does not include (a) information properly in the public domain, or (b) information in my possession prior to the date of my original employment with the Company, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company.

G.During and after my employment, I will not remove from the Company’s premises any documents, records, files, notebooks, reports, video or audio recordings, computer printouts, programs or software, price lists, drawings, customer lists, or other similar documents containing Confidential Information, including copies thereof and in any form or format, whether prepared by me or others, except as my duty shall require, and in such cases, will promptly return such items to the Company. Upon termination of my employment with the Company or at any time upon demand by the Company, all such items including summaries or copies, then in my possession, will be returned to the Company immediately.

H.I recognize and agree that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, mask work rights, processes, discoveries, enhancements, software, source code, database rights, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative works based thereon (the “Inventions”) made, conceived, or completed by me, alone or with others, during the time of my employment, whether or not during working hours, that are within the scope of the Company’s business operations, or that relate to any of the Company’s work or projects, are the sole and exclusive property of the Company. I further agree that (1) I will promptly disclose all Inventions to the Company and hereby assign to the Company all present and future rights I have or may have in those Inventions; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of and without charge to the Company, I will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. Notwithstanding the foregoing, I acknowledge that, pursuant to the Employee Patent Act, Illinois Public Act 83-493, the Company has informed me that the provisions of this Paragraph H will not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by me for the Company.

I.I acknowledge and agree that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and will remain the exclusive property of the Company, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Company or by me. I agree to furnish to the Company on demand at any time during my employment, and upon termination of my employment, my complete list of the correct names and places of business and telephone numbers of all of its customers served by me, including all copies thereof wherever located. I also acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

J.It is agreed that any breach of any of the covenants contained in this Paragraph 1 will result in irreparable harm and continuing damages to the Company and its business and that the Company’s remedy at law for any such breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restraining the breach or threatened breach of any such covenant. I agree to pay all of the Company’s costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in enforcing such covenants.

2.Nothing contained in this Agreement creates any right of employment or limits or restricts the Company’s or my right to terminate my employment at any time with or without cause.

3.It is our intention that all provisions of this Agreement be enforced to the fullest extent permitted by law. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The Company and I further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if we are unable to agree upon a lawful substitute, the Company and I desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement. This Agreement contains the entire understanding and agreement between us with respect to this subject matter, and supersedes all prior oral and written agreements, if any, between us with respect to that subject matter. I understand and acknowledge that the Company’s rights under this Agreement shall inure to the benefit of any of its successors and/or assigns, and I shall continue to be bound by the terms hereof with any of the Company’s successors and/or assigns.

4.I understand that the Company does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, I agree that I will not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information. I will not incorporate into my work any material that is subject to the copyrights of any third party unless the Company has a written agreement with that third party or otherwise has the right to receive and use such information.

5.This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois The exclusive venue for any litigation between me and the Company for any dispute arising out of this Agreement shall be the state or federal courts located in Cook County, Illinois and I hereby consents to any such court’s exercise of personal jurisdiction over me for such purpose. I further agree to waive any right I otherwise may have to a trial by jury in any action to enforce the terms of this Agreement.

We have executed this Agreement on the day and year first above written.

GrubHub Holdings Inc.
/s/ Stan Chia	By:	/s/ Matt Maloney
Stan Chia	Name:	Matt Maloney
	Title:	CEO

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